Exhibit 99.1

News Release

Sabre Holdings Declares Quarterly Dividend

SOUTHLAKE, Texas, April 20, 2004 — Sabre Holdings Corporation (NYSE: TSG) announced that its Board of Directors declared a $0.075 dividend payable on May 14, 2004 to shareholders of record at the close of regular trading on
April 30, 2004.

Sabre Holdings began paying a quarterly dividend of $0.07 per share in April 2003 and increased the dividend by seven percent in January 2004 to $0.075.  If continued quarterly, the $0.075 per share dividend would pay out approximately $42 million per year. It is the company’s intention to pay a comparable quarterly dividend going forward, subject to financial ability and a determination by the Board of Directors that cash dividends continue to be in the best interest of the company and its shareholders.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies: Travelocity, Sabre Travel Network, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has more than 6,000 employees in 43 countries. Full year 2003 revenues totaled $2.05 billion. Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG. More information is available at www.sabre-holdings.com.

Statements in this release which are not purely historical facts, including statements about possible future dividends, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to Sabre Holdings revenues being highly dependent on the travel and transportation industries and geopolitical developments, such as the possibility of terrorist attacks. Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-K with the Securities and Exchange Commission.

CONTACT:

Media: Michael Berman, 682-605-2397

Investor Relations: Karen Fugate, 682-605-2343